AMENDMENT NO. 4 TO ETF MASTER SERVICES AGREEMENT

THIS AMENDMENT NO. 4 TO ETF MASTER SERVICES AGREEMENT (this “Amendment”) effective as of July 22, 2025, by and among Ultimus Managers Trust, an Ohio business trust (the “Trust”), and Ultimus Fund Solutions, LLC, an Ohio limited liability company (“Ultimus”).

WHEREAS, Ultimus and the Trust are parties to that certain ETF Master Services Agreement dated April 21, 2021, as amended (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendments.

(a)	Schedule A to the Agreement hereby is deleted in its entirety and replaced with Schedule A attached hereto, as the same may be amended from time to time.

2.	Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

ULTIMUS MANAGERS TRUST		ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ Todd E. Heim	By:	/s/ Gary Tenkman
	Todd E. Heim		Gary Tenkman
	President		Chief Executive Officer

SCHEDULE A

amended as of July 22, 2025
to the
ETF Master Services Agreement
between
Ultimus Managers Trust
and
Ultimus Fund Solutions, LLC
dated April21, 2021

Fund Portfolio(s)

Q3 All-Season Active Rotation ETF
Q3 All-Season Tactical Advantage Fund
Westwood Salient Enhanced Midstream Income ETF
Westwood Salient Enhanced Energy Income ETF
Westwood LBRTY Global Equity ETF
Westwood LBRTY Emerging Markets Equity ETF
Westwood LBRTY International ETF